Exhibit 10.35

AMENDMENT

TO

MEDBOX, INC. DIRECTOR RETENTION AGREEMENT

This Amendment (this “Amendment”) to the Medbox, Inc. Director Retention Agreement (as defined below) is made and entered into as of December    , 2014 by Medbox, Inc., a Nevada corporation (the “Company”), and Ned L. Siegel (the “Director”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Director Retention Agreement.

WHEREAS, the Director is a member of the Board of Directors of the Company (the “Board”), and the Company and the Director entered into that certain Medbox, Inc. Director Retention Agreement, dated as of April 1, 2014 (the “Director Retention Agreement”), pursuant to which the Director serves as a member of the Board and is compensated for such service;

WHEREAS, the Board has determined that the Company make certain amendments to the Director’s compensation under the Director Retention Agreement as further described herein; and

WHEREAS, the Company and the Director desire to enter into this Amendment to effectuate such amendments to the Director Retention Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree to amend the Director Retention Agreement as follows:

1. Amendment to Section 7 of the Director Retention Agreement. Section 7 of the Director Retention Agreement is hereby amended by adding the following subsection (e) at the end thereof:

(e)	In the event that the Director is removed from the Board for any reason on or prior to March 31, 2016, (i) all of the Director’s unvested shares of RS and unvested RSUs granted under the Notice of Grant and Restricted Stock Award Agreement and the Restricted Stock Unit Award Agreement, in each case, to be entered into between the Director and the Company shall immediately vest on the date of such removal, and all of the Director’s vested RSUs shall be paid out on the date of such removal, except for the Director’s vested RSUs granted pursuant to the First Year Inducement Grant under Section 5.3(a)(ii), which shall be paid out in accordance with the original schedule set forth in Section 5.3(a)(ii), and (ii) the aggregate amount of all Director Fees the Director would have earned for the remainder of the term of this Agreement and the additional term of this Agreement beginning April 1, 2016 and ending March 31, 2017 if the Director had not been removed from the Board shall become immediately due and payable to the Director in one lump-sum payment on the date of such removal.

2. Miscellaneous.

2.1 All other provisions of the Director Retention Agreement not specifically referenced herein shall remain in full and force and effect.

2.2 In the event of a conflict between this Amendment and the Director Retention Agreement, this Amendment shall govern.

2.3 The Director Retention Agreement may only be amended further by a written agreement executed by the parties hereto.

2.4 This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

MEDBOX, INC.

By:
Name:
Title:

Ned L. Siegel